Exhibit 10.5B

AMENDMENT TO THE
TEXTRON SPILLOVER SAVINGS PLAN

WHEREAS, Textron Inc. (the “Company”) amended the Textron Spillover Savings Plan (the “Plan”), effective July 25, 2007, to provide new distribution election rules;

WHEREAS, the Board of Directors of the Company authorized and directed the Management Committee (or its delegate) to adopt further amendments to the distribution provisions of the Plan to the extent necessary or desirable to improve the administrability of the Plan;

WHEREAS, the Company has been unable to contact certain current and former employees of the Company to solicit distribution elections, and the Company wishes to extend the deadline by which these participants may make distribution elections;

NOW, THEREFORE, IT IS RESOLVED that the Plan shall be amended as follows, effective July 25, 2007:

1.             In the last paragraph of the Introduction to Appendix A and Appendix B (relating to distribution elections), each occurrence of the phrase “a Participant” is replaced with the phrase “certain Participants.”

2.             In the first sentence of Section 6.02(c) of Appendix A, the phrase “(or in January 2009, if the Participant’s employment terminated before December 31, 2007)” is inserted after “termination of employment.”

3.             In Section 6.02(c) of Appendix A, the second full paragraph is amended to read as follows:

“A Participant who wishes to request a form of payment must file an election in a form acceptable to Textron, before the election deadline described below, to indicate her preferred form of payment; but all Participant elections shall be subject to the Benefits Committee’s discretion to change the elected form of payment.   If a Participant’s supplemental savings account contains 50 or fewer Supplemental Shares at termination, the Participant’s supplemental savings account shall be paid in a cash lump sum at the Participant’s termination of employment.  If a Participant who is still employed by a Textron Company fails to request a form of payment before the end of 2008, such Participant’s account shall be paid in a lump sum in cash six months after the Participant’s termination of employment.  If a Participant’s employment with all Textron Companies has terminated before December 31, 2007, and if the Participant fails to request a form of payment before the end of 2008, such Participant’s account shall be paid in a lump sum in cash in January 2009.”

4.             In Section 1.08 of the Market Square Profit Sharing Plan Schedule of Appendix A and Appendix B, the phrase “(or in January 2008, if later)” is amended to read “(or in January 2009, if later).”

5.             In Section 1.08 of the Market Square Profit Sharing Plan Schedule of Appendix A and Appendix B, the second full paragraph is amended to read as follows:

“A Participant who wishes to request a form of payment must file an election in a form acceptable to Textron, before the election deadline described below, to indicate her preferred form of payment; but all Participant elections shall be subject to the Benefits Committee’s discretion to change the elected form of payment.   If a Participant who is still employed by a Textron Company fails to request a form of payment before the end of 2008, such Participant’s account shall be paid in a lump sum in cash six months after the Participant’s termination of employment.  If a Participant’s employment with all Textron Companies has terminated before December 31, 2008, and if the Participant fails to request a form of payment before the end of 2008, such Participant’s account shall be paid in a lump sum in cash in January 2009.”

IN WITNESS WHEREOF, Textron Inc. has caused this amendment to be executed by its duly authorized officer.

TEXTRON INC.

By	/s/ John D. Butler